Elizabeth Arden
                     [Company Red Door Logo]


** FOR IMMEDIATE RELEASE **


      ELIZABETH ARDEN, INC. ADOPTS ACCOUNTING PRONOUNCEMENTS
             EITF ISSUE NO. 01-09 AND FAS 141 AND 142
                      ----------------------
   ~ Reclassification for EITF 01-09 Has No Impact on EBITDA or
                          Net Earnings ~

-----------------------------------------------------------------
     Miami, Florida (June 4, 2002) - Elizabeth Arden, Inc. (NASDAQ: RDEN), a leading manufacturer and marketer of prestige beauty products, adopted several accounting pronouncements, as required, in the first quarter of fiscal 2003, and the Company also provided reclassified consolidated statements of operations for previously reported fiscal 2002 results to facilitate year-to-year comparisons.

     During the first quarter of fiscal 2003, the Company adopted the new provisions required by the Emerging Issues Task Force
(EITF) Issue No. 01-09 which codified and reconciled EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" and EITF Issue No. 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products." The attached reclassified statements of operations for fiscal 2002 reflect the implementation of these
provisions.   The Company also adopted FAS 141, "Business
Combinations," and FAS 142, "Goodwill and Other Intangible Assets," which relate to the accounting treatment for business combinations and the accounting treatment of goodwill and other indefinite-lived assets, respectively.

     EITF 00-14 provides guidance for when sales incentives and discounts should be recognized and where the related revenues and expenses should be classified in financial statements. Prior to adopting this pronouncement, expenses associated with the Company's gift-with-purchase programs were recorded as selling, general and administrative expense. In compliance with this pronouncement, the Company has reclassified the expenses of gift-with-purchase promotional programs to cost of sales.

     EITF 00-25 provides guidance for when companies should recognize consideration given from a vendor to a customer in connection with the sale of the vendor's products or to promote sales of the vendor's products by the customer. Prior to adopting this pronouncement, the Company classified all co-op advertising and salary support for beauty consultants as selling, general and administrative expenses. In compliance with this pronouncement, the Company has reclassified the portion of these expenses that are paid to retailers as a reduction of net sales.

     The effect of the reclassifications on the Company's statements of operations was to reduce net sales and increase cost of goods sold with an offsetting decrease in selling, general and administrative expenses. For fiscal year 2002, the impact of the reclassifications is a decline in net sales of $63.4 million, an increase in cost of goods sold of $37.6 million, offset by a decline in selling, general and administrative expenses of $101.0 million. Also as a result of the reclassifications, the gross margin for fiscal 2002 declined from 47% to 37%. The reclassifications do not change EBITDA (earnings before interest, taxes, depreciation, and amortization), income from operations, or net earnings.

     The Company's adoption of FAS 141, relating to business combinations, and FAS 142, relating to indefinite-lived assets, had no effect on prior year results. These accounting pronouncements will be implemented on a prospective basis. As a result of the implementation of FAS 142, the Elizabeth Arden trademarks were determined to be an indefinite-lived asset and will no longer be amortized. During fiscal 2002, the Company's results of operations reflected approximately $6.8 million of amortization expense associated with the Elizabeth Arden trademarks. Upon implementation of FAS 142, the Company completed impairment testing with the assistance of a third-party valuation firm and determined, by comparing the fair value with the carrying value of the Elizabeth Arden trademarks, that there was no impairment.

     To facilitate year-to-year comparisons, attached is a table detailing quarterly and annual results for fiscal 2002 including the effects of the reclassifications associated with EITF 01-09.

Company Contact:    Elizabeth A. Tuttle, Senior Vice President,
                     Finance
                    (305) 818-8102

Investor Contact:   Cara O'Brien/Priya Akhoury
                    Morgen-Walke Associates
                    (212) 850-5600

Press Contact:      Laura Novak
                    Morgen-Walke Associates
                    (212) 850-5600

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including: the substantial indebtedness and debt obligations of the Company; the Company's ability to successfully and cost-effectively integrate acquired businesses and other acquired companies and new brands into the Company; the absence of contracts with customers or suppliers and the Company's ability to maintain and develop relationships with customers and suppliers; the Company's ability to retain key personnel; the Company's ability to launch new products and implement its growth strategy; risks of international operations; supply constraints or difficulties; the impact of competitive products and pricing; changes in the retail fragrance and cosmetic industries; the effect of business and economic conditions; and other risks and uncertainties. More detailed information about these factors is included from time to time in reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date hereof. The Company assumes no responsibility to update or revise forward-looking statements contained herein to reflect events or circumstances following the date hereof.


                   (Financial Tables To Follow)

              ELIZABETH ARDEN, INC. AND SUBSIDIARIES
       Consolidated Income Statement Data to Give Effect to
                 Reclassifications for EITF 01-09
                      (Dollars in millions)
                           (Unaudited)

                    Year Ended              Three Months Ended
                    ----------   -----------------------------------------
                     Jan. 31,    Jan. 31,   Oct. 27,   Jul. 28,   Apr. 28,
                       2002        2002       2001       2001       2001
                    ----------   -----------------------------------------
Before
Reclassification:
  Net Sales           $731.5      $159.5     $303.0     $127.0     $142.0
  Cost of Sales        385.1        90.1      154.0       72.6       68.4
  Gross Profit         346.4        69.4      149.0       54.4       73.6
  Gross Profit
   Percentage            47%         44%        49%        43%        52%
  Operating
   Expenses            340.5        80.8       86.5       82.2       91.0
  Income (Loss)
   from Operations       5.9       (11.4)      62.5      (27.8)     (17.4)
  EBITDA                36.4        (3.6)      70.1      (20.1)     (10.0)

After Reclassification:
  Net Sales           $668.1      $144.2     $286.2     $114.9     $122.8
  Cost of Sales        422.7        97.5      166.8       80.3       78.1
  Gross Profit         245.4        46.7      119.4       34.6       44.7
  Gross Profit
   Percentage            37%         32%        42%        30%        36%
  Operating
   Expenses            239.5        58.1       56.9       62.4       62.1
  Income (Loss)
   from Operations       5.9       (11.4)      62.5      (27.8)     (17.4)
  EBITDA                36.4        (3.6)      70.1      (20.1)     (10.0)

                              # # #